FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                FPB Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

               Florida                                 65-1147861
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1301 S.E. Port St. Lucie Boulevard
Port St. Lucie, Florida                                                34952
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(Address of principal executive officers)                            (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered

               N/A                                         N/A
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--------------------------------------      ------------------------------------


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     If this form relates to the registration of a class of securities  pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchanges Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates:

                N/A                      (if applicable)
----------------------------------------

     Securities to be registered pursuant to Section 12(g) of the Act:


                     Shares of Common Stock, $0.01 par value
 -------------------------------------------------------------------------------
                                (Title of class)



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Form 8-A
FPB Bancorp, Inc.
Page 2


Item 1. Description of Registrant's securities to be Registered Pursuant to Item 202 of Regulation S-B ss.228.202.

     (a) Common or Preferred Stock.

1.   Common Stock Dividend, Voting and Preemption Rights:
     ----------------------------------------------------

     FPB Bancorp Inc.'s ("FPB") Articles of Incorporation do not provide for preemptive rights with respect to the issuance of shares. The holders of FPB common stock will have sole voting rights on all matters required to be voted and acted upon by the shareholders. Holders of FPB common stock are entitled to receive dividends, if any, when and as declared by the Board of Directors out of funds legally available to pay dividends. The right to receive dividends may be subordinate to that of the holders of FPB preferred stock, if and when issued. Holders of FPB common stock do not have preemptive or other subscription rights, are not subject to further calls or assessments of FPB and upon liquidation are entitled, after payment of any amount to which holders of shares of FPB preferred stock are entitled, to share ratably in the assets available for distribution to holders of FPB capital stock.

2.   Preferred Stock, Dividend, Voting, Conversion and Liquidation Rights:
     --------------------------------------------------------------------

     FPB's Articles of Incorporation authorize 6,000,000 shares comprised of 1,000,000 shares of preferred stock and 5,000,000 shares of common stock each having a par value of $0.01 per share. The number of shares of capital stock were authorized to provide FPB's Board of Directors the flexibility to issue additional shares, without further shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee stock options and other similar purposes. None of the 1,000,000 shares of preferred stock will be issued at this time.

3.   Other Material Rights of Common or Preferred Stockholders:
     ---------------------------------------------------------

     None.

4.   Provisions that would delay, defer or prevent a change in control:
     -----------------------------------------------------------------

     FPB's Articles of Incorporation provide for three one-year staggered terms for its directors, therefore, only one class of directors is subject to reelection in ay one given year.

     FPB's Articles of Incorporation provide that the Board of Directors, when evaluating any offer to: (i) make a tender or exchange offer for any equity security of FPB; (ii) merge or consolidate FPB with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of FPB, shall, in conjunction with the exercise of its judgment in determining what is in the best interest of FPB and its shareholders, give due consideration to all relevant factors involved, as defined therein. While this authority of the Board is generally recognized, by having this provision in FPB's Articles of Incorporation, the Board of Directors may be in a stronger position to oppose a transaction if the Board occludes that the transaction would not be in the best interest of FPB, even if the price offered is significantly greater than the then market price of any equity security of FPB.

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Form 8-A
FPB Bancorp, Inc.
Page 3

         (b)      Debt Securities:
                  ---------------

                  FPB is not offering or registering debt securities.

         (c)      Other Securities to be Registered:
                  ---------------------------------

                  None.

Item 2. Exhibits

     3.1.         FPB Bancorp, Inc.'s Articles of Incorporation.

     3.2.         FPB Bancorp, Inc.'s Bylaws

     4.1.         Sample Stock Certificate of FPB Bancorp, Inc.



                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

REGISTRANT:                FPB Bancorp, Inc.

DATE:                      September 14, 2001

BY:                        /s/ David W. Skiles
                           -------------------
                           David W. Skiles, President/CEO